Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports First-Quarter 2024 Financial Results;
Reaffirms 2024 Net Sales and Earnings Outlook

HERSHEY, Pa., May 3, 2024 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended March 31, 2024, and reaffirmed its 2024 net sales and earnings outlook.

“We are off to a strong start and remain on track to deliver our business strategies and financial commitments for the year,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Our investments in innovation, marketing and in-store execution are driving consumer engagement and improving market share performance across segments. We are successfully operating in our new ERP system, a major milestone towards achieving our previously announced agility and efficiency targets. As we continue to navigate recent volatility in the business, we remain committed to strategies that drive long-term growth and sustainable value creation.”

First-Quarter 2024 Financial Results Summary1
•Consolidated net sales of $3,252.7 million, an increase of 8.9%.
•Organic, constant currency net sales increased 8.6%.
•Reported net income of $797.5 million, or $3.89 per share-diluted, an increase of 36.5%.
•Adjusted earnings per share-diluted of $3.07, an increase of 3.7%.

1 All comparisons for the first quarter of 2024 are with respect to the first quarter ended April 2, 2023

2024 Full-Year Financial Outlook
The Company is reiterating its net sales growth, reported earnings per share and adjusted earnings per share outlook for the year.

2024 Full-Year Outlook	Current Guidance
Net sales growth	2% to 3%
Reported earnings per share growth	~0%
Adjusted earnings per share growth	~0%

Consistent with the previous outlook, the Company also expects:
•A reported and adjusted effective tax rate of approximately 13%;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $220 million to $230 million;
•Interest expense of approximately $165 million to $175 million, reflecting a higher interest rate environment;
•Capital expenditures of approximately $600 million to $650 million, driven by core confection capacity expansion and continued investments in a digital infrastructure including the build and upgrade of a new enterprise resource planning (“ERP”) system across the enterprise; and
•Advancing Agility & Automation Initiative savings of $100 million.

Below is a reconciliation of projected 2024 and full-year 2023 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2024 (Projected)	2023
Reported EPS – Diluted	$9.00 - $9.11	$9.06
Derivative mark-to-market losses	—	0.29
Business realignment activities	0.50 - 0.56	0.01
Acquisition and integration-related activities	0.15 - 0.20	0.37
Tax effect of all adjustments reflected above	(0.17)	(0.14)
Adjusted EPS – Diluted	$9.59	$9.59

2024 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

First-Quarter 2024 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended March 31, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	10.4%	—%	10.4%	5.9%	4.5%

North America Salty Snacks	1.9%	—%	1.9%	1.7%	0.2%

International	1.8%	3.1%	(1.3)%	3.5%	(4.8)%

Total Company	8.9%	0.3%	8.6%	5.2%	3.4%

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

First-Quarter 2024 Consolidated Results
Consolidated net sales increased 8.9% to $3,252.7 million in the first quarter of 2024. Organic, constant currency net sales increased 8.6%, driven primarily by price realization. Volumes increased 3.4%, primarily due to an increase in everyday core U.S. confection as a result of accelerated shipments in anticipation of our ERP system implementation, which was completed in the beginning of the second quarter of 2024.

Reported gross margin was 51.5% in the first quarter of 2024, compared to 46.3% in the first quarter of 2023, an increase of 520 basis points driven by price realization and derivative mark-to-market gains. Adjusted gross margin was 44.9% in the first quarter of 2024, a decrease of 170 basis points compared to the first quarter of 2023, as higher commodity costs more than offset price realization and productivity gains.

Selling, marketing and administrative expenses increased 6.3% in the first quarter of 2024 versus the first quarter of 2023, driven by media increases and capability and technology investments. Advertising and related consumer marketing expenses increased 12.0% in the first quarter of 2024 versus the same period last year, with higher investments across segments. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 3.3% versus the first quarter of 2023 driven by wage and benefits inflation, as well as capability and technology investments.

First-quarter 2024 reported operating profit was $1,058.1 million, an increase of 32.3%, resulting in a reported operating profit margin of 32.5%, an increase of 570 basis points versus the prior year period. This increase was driven by sales growth, price realization, productivity and derivative mark-to-market gains which more than offset commodity inflation, higher brand investment, business realignment activities and acquisition and integration-related costs. Adjusted operating profit of $861.0 million increased 3.7% versus the first quarter of 2023 driven by sales growth. Adjusted operating profit margin of 26.5% declined 130 basis points versus the first quarter of 2023, as price realization and productivity were more than offset by higher commodity costs and increased brand and capacity investments.

The reported effective tax rate in the first quarter of 2024 was 19.1%, a decrease of 360 basis points versus the first quarter of 2023. The adjusted effective tax rate was 20.4%, a decrease of 240 basis points versus the first quarter of 2023. Both the reported and adjusted effective tax rate decreases were driven by an increase in renewable energy tax credits versus the year-ago period.

The Company’s first-quarter 2024 results, as prepared in accordance with GAAP, included items negatively impacting comparability of $197.1 million, or $0.82 per share-diluted. For the first quarter of 2023, items positively impacting comparability totaled $30.7 million, or $0.11 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023

Derivative mark-to-market (gains) losses	$(218.0)	$10.2	$(1.06)	$0.05
Business realignment activities	16.7	2.3	0.08	0.01
Acquisition and integration-related activities	4.2	18.1	0.02	0.09
Tax effect of all adjustments reflected above	—	—	0.14	(0.04)
	$(197.1)	$30.7	$(0.82)	$0.11

Segment performance for the first quarter of 2024 versus the prior year period is detailed below. See the table on components of net sales growth and the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery

Hershey’s North America Confectionery segment net sales were $2,707.3 million in the first quarter of 2024, an increase of 10.4% versus the same period last year. Growth was driven primarily by accelerated shipments related to the Company’s April ERP implementation, which came in ahead of expectations and is expected to reverse in the second quarter. Excluding inventory, sales grew low single digits, in line with expectations, as gains from price realization were offset by conversion related volume declines.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway in the multi-outlet plus convenience store channels (MULO+C) increased 1.1% for the 12-week period ended April 14, 2024. This 12-week period includes the full Easter season in both the current and year ago periods, enabling more accurate year-over-year comparisons. Hershey’s CMG share declined 10 basis points compared to the prior year. Organic net sales growth outpaced retail takeaway due to accelerated shipments supporting the Company’s ERP implementation in early April.

The North America Confectionery segment reported segment income of $948.2 million in the first quarter of 2024, an increase of 6.8% versus the prior year period, resulting in a segment margin of 35.0% in the quarter, a decrease of 120 basis points. Segment income gains were driven by higher sales, while margin declines were driven by increased commodity costs outpacing price realization and productivity.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $275.1 million in the first quarter of 2024, an increase of 1.9% versus the same period last year driven primarily by price realization.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended March 31, 2024 in MULO+C declined 4.1% versus the prior year period. SkinnyPop ready-to-eat popcorn takeaway declined 11%, reflecting continued category softness. SkinnyPop ready-to-eat share declined 63 basis points in the quarter. Dot’s Homestyle Pretzels retail sales increased 11.9% in the quarter, resulting in a 136 basis point pretzel category share gain. Net sales growth outpaced retail takeaway by approximately 600 points driven by strong gains in non-measured channels.

North America Salty Snacks segment income was $38.7 million in the first quarter of 2024, a decrease of 17.3% versus the first quarter of 2023, resulting in a segment margin of 14.1%, a decrease of 320 basis points versus the prior year period. Declines were driven by increased supply chain costs and higher levels of advertising.

International

First-quarter 2024 net sales for Hershey’s International segment increased 1.8% versus the same period last year to $270.3 million. Organic, constant currency net sales decreased 1.3% as accelerated shipments related to the Company’s April ERP implementation and growth in Europe and Latin America were offset by planned declines in Mexico related to the discontinuation of the dairy beverage product line in 2023.

The International segment reported a $42.8 million profit in the first quarter of 2024, reflecting a decrease of $12.2 million versus the prior year period driven by higher commodity costs and increased brand investment. This resulted in a segment margin of 15.8%, a decrease of 490 basis points versus the prior year period.

Unallocated Corporate Expense

Hershey’s unallocated corporate expense in the first quarter of 2024 was $168.7 million, an increase of $9.7 million, or 6.1%, versus the same period of 2023. This increase was driven by higher compensation and benefit costs, as well as capability and technology investments, including the upgrade of the Company’s ERP system and related amortization.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its first-quarter 2024 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the first quarter of 2024, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	March 31, 2024	April 2, 2023
Reported gross profit	$1,676,081	$1,382,322
Derivative mark-to-market (gains) losses	(218,015)	10,244
Business realignment activities	2,612	1,050
Non-GAAP gross profit	$1,460,678	$1,393,616

Reported operating profit	$1,058,100	$799,924
Derivative mark-to-market (gains) losses	(218,015)	10,244
Business realignment activities	16,666	2,349
Acquisition and integration-related activities	4,216	18,111
Non-GAAP operating profit	$860,967	$830,628

Reported provision for income taxes	$188,805	$172,071
Derivative mark-to-market (gains) losses*	(32,991)	3,443
Business realignment activities*	4,006	639
Acquisition and integration-related activities*	1,013	4,341
Non-GAAP provision for income taxes	$160,833	$180,494

Reported net income	$797,453	$587,185
Derivative mark-to-market (gains) losses	(185,024)	6,801
Business realignment activities	12,660	1,710
Acquisition and integration-related activities	3,203	13,770
Non-GAAP net income	$628,292	$609,466

Reported EPS - Diluted	$3.89	$2.85
Derivative mark-to-market (gains) losses	(1.06)	0.05
Business realignment activities	0.08	0.01
Acquisition and integration-related activities	0.02	0.09
Tax effect of all adjustments reflected above**	0.14	(0.04)
Non-GAAP EPS - Diluted	$3.07	$2.96

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	March 31, 2024	April 2, 2023
As reported gross margin	51.5%	46.3%
Non-GAAP gross margin (1)	44.9%	46.6%

As reported operating profit margin	32.5%	26.8%
Non-GAAP operating profit margin (2)	26.5%	27.8%

As reported effective tax rate	19.1%	22.7%
Non-GAAP effective tax rate (3)	20.4%	22.8%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the first quarter of 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the first quarter of 2023, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. This program was completed in 2023.

Acquisition and integration-related activities: During the first quarter of 2024, we incurred costs related to the acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment. During the first quarter of 2023, we incurred costs related to the integration of the 2021 acquisitions of Dot's and Pretzels into our North America Salty Snacks segment.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2023 and from time to time in our other filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended March 31, 2024 and April 2, 2023
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended
			March 31, 2024	April 2, 2023

Net sales			$3,252,749	$2,987,614
Cost of sales			1,576,668	1,605,292
Gross profit			1,676,081	1,382,322

Selling, marketing and administrative expense			617,981	581,587
Business realignment costs			—	811

Operating profit			1,058,100	799,924
Interest expense, net			39,822	37,685
Other (income) expense, net			32,020	2,983

Income before income taxes			986,258	759,256
Provision for income taxes			188,805	172,071

Net income			$797,453	$587,185

Net income per share	- Basic	- Common	$4.00	$2.94
	- Diluted	- Common	$3.89	$2.85
	- Basic	- Class B	$3.64	$2.67

Shares outstanding	- Basic	- Common	149,609	147,746
	- Diluted	- Common	204,874	205,836
	- Basic	- Class B	54,614	57,114

Key margins:
Gross margin			51.5%	46.3%
Operating profit margin			32.5%	26.8%
Net margin			24.5%	19.7%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended March 31, 2024 and April 2, 2023
(unaudited) (in thousands except percentages)

	Three Months Ended
	March 31, 2024	April 2, 2023	% Change
Net sales:
North America Confectionery	$2,707,310	$2,452,165	10.4%
North America Salty Snacks	275,106	269,985	1.9%
International	270,333	265,464	1.8%
Total	$3,252,749	$2,987,614	8.9%

Segment income:
North America Confectionery	$948,195	$887,750	6.8%
North America Salty Snacks	38,705	46,792	(17.3)%
International	42,750	55,049	(22.2)%
Total segment income	1,029,650	989,591	4.0%
Unallocated corporate expense (1)	168,683	158,962	6.1%
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	(218,015)	10,244	NM
Costs associated with business realignment initiatives	16,666	2,349	NM
Acquisition and integration-related activities	4,216	18,112	(76.7)%
Operating profit	1,058,100	799,924	32.3%
Interest expense, net	39,822	37,685	5.7%
Other (income) expense, net	32,020	2,983	NM
Income before income taxes	$986,258	$759,256	29.9%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended
	March 31, 2024	April 2, 2023
Segment income as a percent of net sales:
North America Confectionery	35.0%	36.2%
North America Salty Snacks	14.1%	17.3%
International	15.8%	20.7%

The Hershey Company
Consolidated Balance Sheets
as of March 31, 2024 and December 31, 2023
(in thousands of dollars)

Assets	March 31, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents	$520,404	$401,902
Accounts receivable - trade, net	1,205,724	823,617
Inventories	1,137,857	1,340,996
Prepaid expenses and other	523,392	345,588

Total current assets	3,387,377	2,912,103

Property, plant and equipment, net	3,333,096	3,309,678
Goodwill	2,693,921	2,696,050
Other intangibles	1,859,052	1,879,229
Other non-current assets	1,071,065	1,061,427
Deferred income taxes	45,243	44,454

Total assets	$12,389,754	$11,902,941

Liabilities and Stockholders’ Equity

Accounts payable	$946,000	$1,086,183
Accrued liabilities	872,475	867,815
Accrued income taxes	75,482	29,457
Short-term debt	1,289,648	719,839
Current portion of long-term debt	305,425	305,058

Total current liabilities	3,489,030	3,008,352

Long-term debt	3,790,013	3,789,132
Other long-term liabilities	663,648	660,673
Deferred income taxes	338,776	345,698

Total liabilities	8,281,467	7,803,855

Total stockholders’ equity	4,108,287	4,099,086

Total liabilities and stockholders’ equity	$12,389,754	$11,902,941